Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated April 4, 2014 with respect to the statement of revenues and direct operating expenses of certain oil properties located in Cimarron, Love and Texas County, Oklahoma and Potter County, Texas acquired by Mid-Con Energy Partners, LP for the year ended December 31, 2013, included in the Current Report of Mid-Con Energy Partners, LP on Form 8-K/A dated April 4, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of Mid-Con Energy Partners, LP on Form S-3 (File No. 333-187012) and on Form S-8 (File No. 333-179161).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
April 4, 2014